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                                                                  EXHIBIT 10(cc)

                            GAMMA BIOLOGICALS, INC.

                    Amended and Restated Severance Agreement
                    ----------------------------------------


          THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (the "Agreement"), is entered into this 19th day of February, 1996, between JIMMIE L. TURNER ("Executive") and GAMMA BIOLOGICALS, INC., a Texas corporation (the "Company").

                              W I T N E S S E T H:

          WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders for the Company to agree to provide benefits under circumstances described below to Executive and other executives who are responsible for the policy-making functions of the Company and the overall viability of the Company's business; and

          WHEREAS, the Board recognizes that the possibility of a change of control of the Company is unsettling to such executives and wishes to make arrangements at this time to assure their continuing dedication to their duties to the Company and its shareholders notwithstanding attempts by outside parties to gain control of the Company; and

          WHEREAS, the Board believes it important, since the Company may receive proposals from such outside parties, to enable such executives, without being distracted by the uncertainties of their own employment situations, to perform their regular duties, and where appropriate to assess such proposals and advise the Board as to the best interests of the Company and its shareholders and to take such other action as the Board determines to be appropriate; and

          WHEREAS, the Board also wishes to demonstrate to the executives that the Company is concerned with their welfare and intends to assure that loyal executives are treated fairly; and

          WHEREAS, Executive and the Company previously entered into a Severance Agreement dated July 25, 1991, and the parties now wish to amend and restate such Severance Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

          1. In the event that any individual, corporation, partnership, company or other entity (a "Person"), which terms shall include a "group" (within the meaning of section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act")), begins a tender or exchange offer, circulates a proxy to the Company's shareholders, or takes other steps to effect a "Change of Control" (as defined in paragraph 3 below), Executive agrees that he will not voluntarily leave the employ of the Company and will render the services contemplated in the recitals to this Agreement until such Person has terminated its efforts to effect a Change of Control or until a Change of Control has occurred.


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          2.  If, within twenty-four months after a Change of Control,
Executive's employment is terminated by the Company for any reason other than Cause (as defined in paragraph 4 below) subject to paragraph 6 below:

          a. the Company will pay to Executive within 30 days of such termination of employment a lump-sum cash payment equal to 200% of his average annual compensation for the most recent five years ending before the Change of Control (or for such shorter portion of that period as Executive performed services for the Company), including for this purpose all compensation included by the Company on his Forms W-2 for such years; and

          b. any stock options granted to Executive by the Company will become immediately exercisable in full; and

          c. the Company will pay to Executive within 30 days of such termination of employment a lump-sum cash payment equal to the full balance standing to his credit with the Company under any and all deferred compensation plans or arrangements; and

          d. the Company will promptly reimburse Executive for any and all legal fees and expenses incurred by him as a result of such termination of employment, including, without limitation, all fees and expenses incurred to enforce the provisions of this Agreement.

          3.  A Change of Control will occur for purposes of this Agreement if
(i) any Person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of more than thirty percent (30%) of the then outstanding voting stock of the Company, (ii) there is a change of control of the Company of a kind which would be required to be reported under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act (or a similar item in a similar schedule or form) whether or not the Company is then subject to such reporting requirement, (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter, or (iv) during any period of two consecutive years (which period may begin before the date of this Agreement), individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof; provided, however, that any director who is not in office at the beginning of such twenty-four month period but whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved shall be deemed to have been in office at the beginning of such period for purposes of this definition. Notwithstanding the foregoing provisions of this paragraph 3, a Change of Control will not be deemed to have occurred solely because of the acquisition or ownership of securities of the Company (or any reporting requirement under the Act relating thereto) by any employee benefit plan maintained by the Company for the benefit of employees.

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          4.  "Cause" means only the willful commission by Executive of theft, embezzlement or other serious and substantial crimes against the Company. For purposes of this definition, no act or omission shall be considered to have been "willful" unless it was not in good faith and Executive had knowledge at the time that the act or omission was not in the best interest of the Company.

          5. If Executive leaves the employ of the Company for any reason following a reduction in his position, compensation, responsibilities, authority, fringe benefits, perquisites or any other benefit or privilege enjoyed by him prior to the Change of Control or following an attempt by the Company after a Change of Control to relocate Executive outside the Greater Houston Metropolitan Area or, if Executive is at the time of the Change of Control employed outside the Greater Houston Metropolitan Area, an area of approximately comparable size surrounding the place where he is then employed, or to require him to perform regular services outside of such area, his employment will be deemed to have been terminated by the Company for reasons other than Cause.

          6. The payments and benefits due to Executive under paragraph 2 will be subject to reduction as provided in this paragraph 6 for the purpose of avoiding a limitation on the Company's federal income tax deduction of "excess parachute payments" under section 280G of the Internal Revenue Code of 1986. Within 20 days after the termination of Executive's employment, Executive may (but is not required to) submit to the Company a written opinion of a nationally recognized accounting firm, employment consulting firm or law firm selected by Executive to the effect that, in such firm's opinion, the payments and benefits due to Executive hereunder are not required to be reduced in order to avoid such limitation on the Company's deduction, or if such firm is of the view that a reduction in the payments and benefits should be reduced. The opinion of such firm concerning the extent of the required reduction, if any, in such payments and benefits (which opinion need not be free from doubt), shall be final and binding on both Executive and the Company. The Company agrees to pay the fees and expenses of such firm in preparing and rendering its opinion. If Executive does not submit such an opinion within 20 days after termination of Executive's employment, the Company will make the determination to the extent of the required reduction, if any, in the payments and benefits due to Executive pursuant to this paragraph 6, and will make such payments and provide such benefits to Executive no later than 30 days after the termination of Executive's employment. The determination of the Company concerning the extent of such required reduction will not be binding and will be subject to arbitration in accordance with paragraph 8 of this Agreement. In connection with any required reduction in the payments or benefits due to Executive pursuant to this paragraph 6, Executive will be entitled to designate the particular payments and/or benefits to be reduced.

          7. If there has been a termination to which paragraph 2 applies, and the Company and Executive agree that Executive shall provide post-termination consulting or other services to the Company, the Company shall be entitled to reduce its payment for such post-termination consulting or other services to the extent of the payment made by it pursuant to paragraph 2.

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This paragraph 7 shall not obligate either the Company or Executive to agree to
Executive's provision of post-termination services.

          8. In the case of any dispute under this Agreement, Executive may initiate binding arbitration in Houston, Texas, before the American Arbitration Association by serving a notice to arbitrate upon the Company or, at Executive's election, institute judicial proceedings, in either case within 90 days of the effective date of his termination or, if later, his receipt of notice of termination, or such longer period as may be reasonably necessary for Executive to take such action if illness or incapacity should impair him taking such action within the 90-day period. The Company agrees (i) to pay the cost of any such arbitration and/or judicial proceeding, and (ii) to pay interest to Executive on any amounts ultimately found to be due to Executive hereunder during any period of time that such amounts are withheld pending arbitration and/or judicial proceedings.

          9. If the Company is at any time, whether before or after or as a part of a Change of Control, merged or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this paragraph 9 will apply in the event of any subsequent merger or consolidation or transfer of assets. In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets from the Company. In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

          10. All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

          11. No amendment, change or modification of this Agreement may be made except in writing, signed by both parties.

          12. At the election of the Company, this Agreement shall not apply to a Change of Control which takes place after the third anniversary of the date first written above, provided that the Company has given Executive notice of its election at least 30 days before the Change of Control.

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          13.  Payments made by the Company pursuant to this Agreement shall be in lieu of severance payments, if any, which might otherwise be available to Executive.

          14. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives and assigns, and the Company and its successors.

          15. The validity, interpretation and effect of this Agreement shall be governed by the laws of the State of Texas.

          16. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation, against any payments to Executive, his dependents, beneficiaries or estate provided for in this Agreement.

          17. No right or interest to or in any payments shall be assignable by Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of Executive's estate.

          18. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, change, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence, shall, to the full extent permitted by law, be null, void and of no effect.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

                                 GAMMA BIOLOGICALS, INC.


                                 By: /s/ David E. Hatcher
                                    ---------------------------------
                                 Name: David E. Hatcher
                                 Title: Chairman




                                 /s/ Jimmie L. Turner
                                 ------------------------------------
                                 Jimmie L. Turner, Executive
24117

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